Exhibit 2


                              POWER OF ATTORNEY FOR
                                WILLIAM C. MORRIS

      KNOWN ALL MEN BY THESE PRESENTS, that the undersigned hereby appoints Frank J. Nasta, attorney-in-fact and agent, with full power of substitution and resubstitution, for in name and stead, to sign and file Forms 13D and 13G promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, or further Amendments thereto, and any and all applications or other documents to be filed with the Securities and Exchange Commission pertaining thereto, with full power and authority to do and perform all acts and things requisite and necessary to be done on the premises. This appointment shall be valid for the sole purpose stated above and shall be in effect and force, unless sooner revoked by me in writing.

      Executed this 2nd day of February, 1998.


                  /s/ William C. Morris
                  ---------------------
                      William C. Morris